Exhibit 16

Unit 1304, 13/F., Two Harbourfront, 22 Tak Fung Street, Hunghom, Hong Kong

香港紅磡德豐街22號海濱廣場二期13樓1304室

Tel: (852) 2126 2388 / Fax: (852) 2122 9078

June 3, 2024

Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, D.C. 20549

Re:	Organic Agricultural Company Limited

Commission File Number 0-56168

Dear Sir or Madam:

We have read the statements under item 4.01 in the Form 8-K dated June 3, 2024, of Organic Agricultural Company Limited (the “Company”) filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

Very truly yours,

/s/ Centurion ZD CPA & Co.
Hong Kong